United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005

UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-20293	54-1598552
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

212 North Main Street

P.O. Box 446

Bowling Green, Virginia 22427

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (804) 633-5031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 30, 2005, the Board of Directors of Union Bankshares Corporation (the “Company”) approved accelerating the vesting of all unvested stock options outstanding (which as of December 30, 2005 consisted of an aggregate of 101,060 shares) under the Company’s incentive stock compensation plans effective as of December 30, 2005. The options are held by officers and employees and have a range of exercise prices between $12.81 and $47.76 per share and a weighted average exercise price of $29.90 per share. The closing price per share of the Company’s common stock on December 30, 2005 was $43.10. Except as described in the next paragraph, all other terms of the affected options remained unchanged.

Of the total number of options whose vesting was accelerated by this action, named executive officers (as referenced in the March 11, 2005 proxy statement) of the Company hold options to purchase an aggregate of 15,040 shares of common stock. In order to offset unintended personal benefit to the named executive officers, officers, and employees of the Company as a result of the vesting acceleration, shares of the Company’s common stock obtained upon exercise of an accelerated option by a participant have been restricted and may not be sold or otherwise transferred prior to the expiration of the option’s original vesting period.

The Board determined to accelerate the vesting of these options in order to eliminate the Company’s recognition of compensation expense associated with the affected options under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which will apply to the Company beginning in the first quarter of 2006. The Company anticipates that the aggregate pre-tax compensation expense associated with the accelerated options that will be avoided by this action is approximately $792 thousand, of which approximately $312 thousand would have been recognized in 2006. The Company believes that it will not be required to recognize any compensation expense in future periods associated with the affected options. However, there can be no assurance that the acceleration of vesting of these options may not result in some future compensation expense.

The Company will seek consent from option holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Should any of the option holders withhold consent for the vesting acceleration, then the Company would incur future expense associated with those options over the remainder of the their original vesting schedule as of January 1, 2006, and the current estimated expense elimination for the Company would be reduced. Since the Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, it will report compensation expense related to the affected options for disclosure purposes only in its year-end 2005 financial statements. A pre-tax compensation expense of approximately $64 thousand will be taken during the fourth quarter of 2005 as a result of the vesting acceleration.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION BANKSHARES CORPORATION

Date: January 5, 2006	By:	/s/ D. Anthony Peay
D. Anthony Peay
Executive Vice President and
Chief Financial Officer

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